Exhibit 99.1

FOR IMMEDIATE RELEASE

JOHN L. KILLMER, PH.D. NAMED TO THE BOARD OF AMERICAN VANGUARD, ENLARGING THE

BOARD TO EIGHT MEMBERS

Newport Beach, CA – December 5, 2008 — American Vanguard Corporation (NYSE:AVD) today announced that its Board of Directors resolved to expand the number of directors on the board from seven (7) to eight (8) and elected John L. Killmer, Ph.D., age 59, to serve as a member of the Board. Dr. Killmer was also appointed to serve on the Finance Committee of the Board.

Dr. Killmer spent much of his career with Monsanto Company, initially in research and development where he held positions of increasing responsibility. He was also a member of senior management, having served as President of Monsanto Greater China. Most recently he has been responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation, the world’s largest privately held crop protection and life science company.

Eric Wintemute, President and CEO of American Vanguard, commented, “John Killmer’s extensive background in agricultural chemicals and biotech/seed operations will greatly assist American Vanguard as we expand our product portfolio and geographic reach. His considerable research and development skills should enhance our ability to identify, acquire and/or develop products that will add to our existing offerings. His profound understanding of biotechnology should fortify our efforts to find complementary uses for our crop protection chemicals in concert with genetically modified seeds/plants.”

Mr. Wintemute, concluded, “We look forward to utilizing John’s experience in the Asian markets as we explore the potential for international expansion. Drawing upon his insights and his relationships in that region, we are in a far stronger position to pursue business alliances with other industry participants. John’s proficiency in managing global supply chains should also help us as we coordinate an increasingly worldwide sourcing and distribution network. His advice, contacts and judgment will all benefit American Vanguard greatly.”

Dr. Killmer earned his undergraduate degree in Botany from Louisiana State University, where he also earned his masters degree in Plant Pathology/BioChemistry. He received his Ph.D. in Plant Science/Agriculture from the University of Illinois, and later completed Harvard Business School’s executive Management Program.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		Lena Cati (212) 836-9611
(949) 260-1200		Lcati@equityny.com
williamk@amvac-chemical.com		Linda Latman (212) 836-0609
Llatman@equityny.com
www.theequitygroup.com